As filed with the Securities and Exchange Commission on December 8, 2005
Registration No. 333-126944

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DealerTrack Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	52-2336218	7373
(State or other jurisdiction of	(I.R.S. Employer	(Primary Standard Industrial
incorporation or organization)	Identification No.)	Classification Code Number)

1111 Marcus Avenue
Suite M04
Lake Success, New York 11042
(516) 734-3600
(Address, including zip code, and telephone number,
including area code, of the registrant’s principal executive offices)

Eric D. Jacobs, Esq.
Senior Vice President, General Counsel and Secretary
DealerTrack Holdings, Inc.
1111 Marcus Avenue
Suite M04
Lake Success, New York 11042
(516) 734-3600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Kirk A. Davenport II, Esq. Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 (212) 906-1200	Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 (212) 450-4000

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☐
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
	Aggregate	Registration
Title of Each Class of Securities to be Registered	Offering Price(2)	Fee(2)

Common stock, par value $0.01 per share(1)	$172,500,000	$20,304

(1)	Includes shares of common stock issuable upon exercise of the underwriters’ option to purchase additional shares of common stock.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act. Previously paid in connection with the initial filing of this registration statement.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE
      This Amendment No. 5 to the Registration Statement on Form S-1 of DealerTrack Holdings, Inc. is being filed for the purpose of filing a new Exhibit 1.1 hereto.

Part II
Information Not Required In Prospectus

Item 13.	Other Expenses of Issuance and Distribution.
      The actual and estimated expenses in connection with this offering, all of which will be borne by us, are as follows:

SEC registration fee	$20,304
NASD filing fee	17,750
NASDAQ National Market filing fee	125,000
Accounting fees and expenses	300,000
Legal fees and expenses	1,000,000
Printing and engraving expenses	250,000
Transfer agent and registrar fees and expenses	17,500
Miscellaneous	100,000

Total	$1,830,554

Item 14.	Indemnification of Directors and Officers.
      We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement in connection with specified actions, suits and proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) incurred in connection with the defense or settlement of such action, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, by-laws, disinterested director vote, stockholder vote, agreement, or otherwise.
      The Delaware General Corporation Law further authorizes a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
      Our fifth amended and restated certificate of incorporation that will be in effect upon completion of this offering limits the personal liability of directors for breach of fiduciary duty to the maximum extent permitted by the Delaware General Corporation Law. Except to the extent such exemption from liability is not permitted under the Delaware General Corporation Law, our fifth amended and restated certificate of incorporation provides that no director will have personal liability to us or to our stockholders for monetary damages for breach of fiduciary duty as a director. However, these provisions do not eliminate or limit the liability of any of our directors:

•	for any breach of their duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for voting or assenting to unlawful payments of dividends or other distributions; or

•	for any transaction from which the director derived an improper personal benefit.
      Any amendment to or repeal of these provisions will not adversely affect any right or protection of our directors in respect of any act or failure to act occurring prior to any amendment or repeal or adoption of an inconsistent provision. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
      In addition, our by-laws provide that we must indemnify our directors and officers and we must advance expenses, including attorneys’ fees, to our directors and officers in connection with legal proceedings, subject to very limited exceptions. Acting pursuant to the foregoing, we have entered into agreements with each of our directors and officers to indemnify them to the fullest extent permitted by our restated certificate of incorporation, amended and restated by-laws and Delaware law.
      In addition, we have entered into indemnification agreements (the “Indemnification Agreements”) with some of our directors and officers. The Indemnification Agreements (i) confirm to officers and directors the indemnification provided to them in the amended and restated by-laws, (ii) provide officers and directors with procedural protections in the event that they are sued in their capacity as director or officer and (iii) provide additional indemnification rights.
      We have purchased insurance on behalf of our respective directors and officers against certain liabilities that may be asserted against, or incurred by, such persons in their capacities as our directors or officers, or that may arise out of their status as our directors or officers, including liabilities under the federal and state securities laws.

Item 15.	Recent Sales of Unregistered Securities.
      In the preceding three years, the registrant has sold and issued the following securities that were not registered under the Securities Act:

1. On April 22, 2002, the registrant sold 2,119,851 shares of series C-1 preferred stock to GRP II, L.P., GRP II Partners, L.P. and GRP II Investors, L.P. for a purchase price of $3.5380 per share for total proceeds of $7,500,000.

2. On December 4, 2002, the registrant sold 139,924 shares of series C-2 preferred stock to its management and directors for a purchase price of $3.5380 per share for total proceeds of $500,000.

3. On March 19, 2003, in connection with the acquisition of Credit Online, Inc., the registrant issued 4,449,856 and 1,483,285 shares of series A-2 preferred stock and series C-3 preferred stock, respectively, in exchange for all of the outstanding capital stock of Credit Online, Inc. The aggregate purchase price for accounting purposes was $19.7 million (including direct acquisition costs of approximately $0.7 million).

4. On May 26, 2005, June 29, 2005 and July 28, 2005, we issued 101,000, 3,500 and 3,500 shares, respectively, of restricted stock to our directors and certain executive officers for no cash consideration.
      In addition, since January 1, 2002 we have granted 4,800,528 options to our directors, officers, employees, and an independent consultant. On various dates between January 1, 2002 and October 31, 2005, we sold 676,843 shares of our common stock to directors, officers and employees pursuant to the exercise of options granted under our 2001 Stock Option Plan. The exercise prices per share ranged from $2.80 to $8.00, for aggregate consideration of $1,650,873.
      The share numbers and prices above have been adjusted to reflect the 1-for-8 reverse stock split of the registrant’s common stock effected on March 19, 2003.
      The sales and issuances of securities in the transactions described in items 1, 2 and 3 above were determined to be exempt from registration under Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder as transactions by an issuer not involving a public offering. The sales and issuances of securities listed above in item 4 and the stock options granted since January 1, 2002 were deemed to be exempt from registration under the Securities Act in reliance on Rule 701 promulgated under Section 3(b) of the Securities Act as transactions pursuant to compensatory benefit plans and contracts relating to compensation. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. There were no underwriters employed in connection with any of the transactions set forth in this Item 15 other than Robertson Stephens, Inc. in connection with Item 1 above. All of the foregoing securities are deemed restricted securities for purposes of the Securities Act.

Item 16.	Exhibits and Financial Data Schedules.
      (A) Exhibits. The following exhibits are included herein or incorporated herein by reference:

Number		Description

1	.1*	Form of Underwriting Agreement.

3	.1†	Fourth Amended and Restated Certificate of Incorporation of DealerTrack Holdings, Inc. as filed on March 19, 2003.

3	.2††††	Form of Fifth Amended and Restated Certificate of Incorporation of DealerTrack Holdings, Inc.

3	.3†	By-laws of DealerTrack Holdings, Inc.

3	.4††††	Form of Amended and Restated By-laws of DealerTrack Holdings, Inc.

4	.1†	Fourth Amended and Restated Stockholders’ Agreement, dated as of March 19, 2003, among DealerTrack Holdings, Inc., its subsidiaries and the stockholders of DealerTrack Holdings, Inc. party thereto.

4	.2†	Amendment No. 1 to the Fourth Amended and Restated Stockholders’ Agreement, dated as of May 26, 2005, among DealerTrack Holdings, Inc. and its subsidiaries and the stockholders of DealerTrack Holdings, Inc. party thereto.

4	.3†	Fourth Amended and Restated Registration Rights Agreement, dated as of March 19, 2003, among DealerTrack Holdings, Inc. and the stockholders of DealerTrack Holdings, Inc. party thereto.

4	.4†††	Form of Certificate of Common Stock.

5	.1††††	Opinion of Latham & Watkins LLP regarding the validity of the common stock.

10	.1†	Credit Agreement, dated as of April 15, 2005, by and among DealerTrack, Inc., DealerTrack Holdings, Inc., certain subsidiaries of DealerTrack Holdings, Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint bookrunners, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Securities Inc., as arrangers, JPMorgan Chase Bank, N.A., as administrative agent and letter of credit issuing bank, Lehman Commercial Paper Inc., as syndication agent, and Wachovia Bank, National Association, as documentation agent.

10	.2†	Guarantee and Security Agreement, dated as of April 15, 2005, by and among DealerTrack, Inc., DealerTrack Holdings, Inc., certain subsidiaries of DealerTrack Holdings, Inc. and JPMorgan Chase Bank, N.A., as administrative agent.

10	.3††	Transition Services Agreement, dated as of March 19, 2003, by and among DealerTrack Holdings, Inc., Credit Online, Inc., DealerTrack, Inc., First American Credit Management Solutions, Inc. and First American Real Estate Solutions, LLC.

10	.4††	Joint Marketing Agreement, dated as of March 19, 2003, by and among DealerTrack Holdings, Inc., DealerTrack, Inc., Credit Online, Inc. and First American CREDCO, a division of First American Real Estate Solutions, LLC.

10	.5††	First Amendment to the Joint Marketing Agreement by and among DealerTrack Holdings, Inc., DealerTrack, Inc., Credit Online, Inc. and First American CREDCO, a division of First American Real Estate Solutions, LLC, dated as of December 1, 2004.

10	.6††	Agreement between DealerTrack, Inc. and CreditReportPlus, LLC, dated as of December 1, 2004.

10	.7††	Application Service Provider Contract, dated as of April 15, 2005, between First American Credit Management Solutions, Inc. and DealerTrack, Inc.

10	.8††	Master Agreement for Consulting Services, dated as of February 1, 2001, between DealerTrack, Inc. and Chase Manhattan Automotive Finance Corporation.

10	.9††	Non-Competition Agreement, dated as of March 19, 2003, by and among DealerTrack Holdings, Inc., Credit Online, Inc., First American Credit Management Solutions, Inc. and The First American Corporation.

Number		Description

10	.10††	License Agreement, made and entered into as of February 1, 2001, by and between The Chase Manhattan Bank and J.P. Morgan Partners (23A SBIC Manager), Inc.

10	.11††	Stock Subscription and Exchange Agreement, dated as of February 1, 2001, by and between DealerTrack.com, Inc. and J.P. Morgan Partners (23A SBIC), LLC.

10	.12††	Asset Purchase Agreement, dated as of July 30, 2004, by and among webalg, inc., Wizard Asset Acquisition LLC, LML Asset Acquisition, LLC, LML Systems, Inc., Lease Marketing, Ltd., Mark Simmons, the trust created under the Mark Simmons Declaration of Trust dated October 22, 2002 and Karen Dillon.

10	.13††	Stock Purchase Agreement, dated as of December 31, 2003, by and between DealerTrack Holdings, Inc. and Bank of Montreal.

10	.14††	Asset Purchase Agreement, dated as of May 25, 2005, by and among Santa Acquisition Corporation, Automotive Lease Guide (alg), LLC, Automotive Lease Guide (alg) Canada, Inc., Douglas W. Aiken, John A. Blair and Raj Sundaram.

10	.15†	Employment Agreement, dated as of May 26, 2005, by and between Mark F. O’Neil and DealerTrack Holdings, Inc.

10	.16†	Employment Agreement, dated as of May 26, 2005, by and between Robert J. Cox III and DealerTrack Holdings, Inc.

10	.17†	Employment Agreement, dated as of May 26, 2005, by and between Charles J. Giglia and DealerTrack, Inc.

10	.18†	Employment Agreement, dated as of May 26, 2005, by and between Eric D. Jacobs and DealerTrack Holdings, Inc.

10	.19†	Employment Agreement, dated as of May 26, 2005, by and between Vincent Passione and DealerTrack, Inc.

10	.20†	2001 Stock Option Plan of DealerTrack Holdings, Inc., effective as of August 10, 2001.

10	.21†	First Amendment to 2001 Stock Option Plan of DealerTrack Holdings, Inc., effective as of December 28, 2001.

10	.22†	Second Amendment to 2001 Stock Option Plan of DealerTrack Holdings, Inc., effective as of March 19, 2003.

10	.23†	Third Amendment to 2001 Stock Option Plan of DealerTrack Holdings, Inc., effective as of January 30, 2004.

10	.24†	2005 Incentive Award Plan, effective as of May 26, 2005.

10	.25†	Senior Executive Incentive Bonus Plan, effective as of May 26, 2005.

10	.26†	Stock Ownership and Retention Program, adopted May 26, 2005 and effective upon completion of this offering.

10	.27†	Employee Stock Purchase Plan, adopted May 26, 2005.

10	.28†	Directors’ Deferred Compensation Plan, effective as of June 30, 2005.

10	.29†	Employees’ Deferred Compensation Plan, effective as of June 30, 2005.

10	.30†	401(k) Plan, effective as of January 1, 2001, as amended.

10	.31††	Lender Agreement, dated as of December 19, 2000, between AmeriCredit Financial Services, Inc. and DealerTrack.com, Inc., as amended as of December 28, 2001, October 24, 2002 and April 1, 2004.

10	.32††	Lender Agreement, dated as of February 1, 2001, between Chase Manhattan Automotive Finance Corporation and DealerTrack.com, Inc., as amended as of December 28, 2001, May 10, 2002 and October 24, 2002.

10	.33††	Lender Agreement, dated as of April 13, 2001, between WFS Financial, Inc. and DealerTrack.com, Inc., as amended as of December 28, 2001 and October 24, 2002.

10	.34††	Lender Agreement, dated as of August 31, 2001, between Wells Fargo & Company and Dealer Track.com, Inc., as amended as of December 28, 2001, October 24, 2002 and May 7, 2003.

10	.35††	Lender Agreement, dated as of September 26, 2001, between Capital One Auto Finance and DealerTrack.com, Inc., as amended as of December 28, 2001, October 24, 2002, and June 25, 2004.

10	.36††	Lease Agreement, dated as of August 5, 2004, between i. Park Lake Success, LLC and DealerTrack, Inc.

Number		Description

10	.37††††	Lender Integration Support Agreement, dated as of September 1, 2005, between First American CMSI Inc. and DealerTrack, Inc.

21	.1†	List of Subsidiaries.

23	.1††††	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2		Consent of PricewaterhouseCoopers LLP.

23.3		Consent of PricewaterhouseCoopers LLP.
23.4		Consent of KPMG LLP.

23.5		Consent of PricewaterhouseCoopers LLP.
23.6		Consent of PricewaterhouseCoopers LLP.
23.7		Consent of PricewaterhouseCoopers LLP.
24	.1†,††	Powers of Attorney.

†	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-126944) filed July 28, 2005.

††	Incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-126944) filed September 22, 2005.

†††	Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-126944) filed October 12, 2005.

††††	Incorporated by reference to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-126944) filed October 24, 2005.

*	Filed herewith. Supersedes Exhibit 1.1 filed with Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-126944) filed October 12, 2005.
      (B) Financial Statement Schedules

Item 17.	Undertakings
      The undersigned registrant hereby undertakes:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures
      Pursuant to the requirements of the Securities Act of 1933, DealerTrack Holdings, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Success, State of New York, on December 8, 2005.

DEALERTRACK HOLDINGS, INC.

By:	/s/ Mark F. O’Neil

Mark F. O’Neil
Chairman of the Board, President and
Chief Executive Officer
      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Mark F. O’Neil Mark F. O’Neil	Chairman of the Board, President and Chief Executive Officer (principal executive officer)	December 8, 2005

/s/ Robert J. Cox III Robert J. Cox III	Senior Vice President, Chief Financial Officer and Treasurer (principal financial and accounting officer)	December 8, 2005

* Daniel E. Berce	Director	December 8, 2005

* Steven J. Dietz	Director	December 8, 2005

* Thomas R. Gibson	Director	December 8, 2005

* Mary Cirillo-Goldberg	Director	December 8, 2005

* John J. McDonnell, Jr.	Director	December 8, 2005

* James David Power III	Director	December 8, 2005

* Howard L. Tischler	Director	December 8, 2005

* /s/ Mark F. O’Neil Mark F. O’Neil Attorney in Fact		December 8, 2005

EXHIBIT INDEX

Number		Description

1	.1*	Form of Underwriting Agreement.

3	.1†	Fourth Amended and Restated Certificate of Incorporation of DealerTrack Holdings, Inc. as filed on March 19, 2003.

3	.2††††	Form of Fifth Amended and Restated Certificate of Incorporation of DealerTrack Holdings, Inc.

3	.3†	By-laws of DealerTrack Holdings, Inc.

3	.4††††	Form of Amended and Restated By-laws of DealerTrack Holdings, Inc.

4	.1†	Fourth Amended and Restated Stockholders’ Agreement, dated as of March 19, 2003, among DealerTrack Holdings, Inc., its subsidiaries and the stockholders of DealerTrack Holdings, Inc. party thereto.

4	.2†	Amendment No. 1 to the Fourth Amended and Restated Stockholders’ Agreement, dated as of May 26, 2005, among DealerTrack Holdings, Inc., and its subsidiaries and the stockholders of DealerTrack Holdings, Inc. party thereto.

4	.3†	Fourth Amended and Restated Registration Rights Agreement, dated as of March 19, 2003, among DealerTrack Holdings, Inc., and the stockholders of DealerTrack Holdings, Inc. party thereto.

4	.4†††	Form of Certificate of Common Stock.

5	.1††††	Opinion of Latham & Watkins LLP regarding the validity of the common stock.

10	.1†	Credit Agreement, dated as of April 15, 2005, by and among DealerTrack, Inc., DealerTrack Holdings, Inc., certain subsidiaries of DealerTrack Holdings, Inc., J.P. Morgan Securities Inc. and Lehman Brothers Inc., as joint bookrunners, J.P. Morgan Securities Inc., Lehman Brothers Inc. and Wachovia Securities Inc., as arrangers, JPMorgan Chase Bank, N.A., as administrative agent and letter of credit issuing bank, Lehman Commercial Paper Inc., as syndication agent, and Wachovia Bank, National Association, as documentation agent.

10	.2†	Guarantee and Security Agreement, dated as of April 15, 2005, by and among DealerTrack, Inc., DealerTrack Holdings, Inc., certain subsidiaries of DealerTrack Holdings, Inc. and JPMorgan Chase Bank, N.A., as administrative agent.

10	.3††	Transition Services Agreement, dated as of March 19, 2003, by and among DealerTrack Holdings, Inc., Credit Online, Inc., DealerTrack, Inc., First American Credit Management Solutions, Inc. and First American Real Estate Solutions, LLC.

10	.4††	Joint Marketing Agreement, dated as of March 19, 2003, by and among DealerTrack Holdings, Inc., DealerTrack, Inc., Credit Online, Inc. and First American CREDCO, a division of First American Real Estate Solutions, LLC.

10	.5††	First Amendment to the Joint Marketing Agreement by and among DealerTrack Holdings, Inc., DealerTrack, Inc., Credit Online, Inc. and First American CREDCO, a division of First American Real Estate Solutions, LLC, dated as of December 1, 2004.

10	.6††	Agreement between DealerTrack, Inc. and CreditReportPlus, LLC, dated as of December 1, 2004.

10	.7††	Application Service Provider Contract, dated as of April 15, 2005, between First American Credit Management Solutions, Inc. and DealerTrack, Inc.

10	.8††	Master Agreement for Consulting Services, dated as of February 1, 2001, between DealerTrack, Inc. and Chase Manhattan Automotive Finance Corporation.

10	.9††	Non-Competition Agreement, dated as of March 19, 2003, by and among DealerTrack Holdings, Inc., Credit Online, Inc., First American Credit Management Solutions, Inc. and The First American Corporation.

10	.10††	License Agreement, made and entered into as of February 1, 2001, by and between The Chase Manhattan Bank and J.P. Morgan Partners (23A SBIC Manager), Inc.

10	.11††	Stock Subscription and Exchange Agreement, dated as of February 1, 2001, by and between DealerTrack.com, Inc. and J.P. Morgan Partners (23A SBIC), LLC.

Number		Description

10	.12††	Asset Purchase Agreement, dated as of July 30, 2004, by and among webalg, inc., Wizard Asset Acquisition LLC, LML Asset Acquisition, LLC, LML Systems, Inc., Lease Marketing, Ltd., Mark Simmons, the trust created under the Mark Simmons Declaration of Trust dated October 22, 2002 and Karen Dillon.

10	.13††	Stock Purchase Agreement, dated as of December 31, 2003, by and between DealerTrack Holdings, Inc. and Bank of Montreal.

10	.14††	Asset Purchase Agreement, dated as of May 25, 2005, by and among Santa Acquisition Corporation, Automotive Lease Guide (alg), LLC, Automotive Lease Guide (alg) Canada, Inc., Douglas W. Aiken, John A. Blair and Raj Sundaram.

10	.15†	Employment Agreement, dated as of May 26, 2005, by and between Mark F. O’Neil and DealerTrack Holdings, Inc..

10	.16†	Employment Agreement, dated as of May 26, 2005, by and between Robert J. Cox III and DealerTrack Holdings, Inc.

10	.17†	Employment Agreement, dated as of May 26, 2005, by and between Charles J. Giglia and DealerTrack, Inc.

10	.18†	Employment Agreement, dated as of May 26, 2005, by and between Eric D. Jacobs and DealerTrack Holdings, Inc.

10	.19†	Employment Agreement, dated as of May 26, 2005, by and between Vincent Passione and DealerTrack, Inc.

10	.20†	2001 Stock Option Plan of DealerTrack Holdings, Inc., effective as of August 10, 2001.

10	.21†	First Amendment to 2001 Stock Option Plan of DealerTrack Holdings, Inc., effective as of December 28, 2001.

10	.22†	Second Amendment to 2001 Stock Option Plan of DealerTrack Holdings, Inc., effective as of March 19, 2003.

10	.23†	Third Amendment to 2001 Stock Option Plan of DealerTrack Holdings, Inc., effective as of January 30, 2004.

10	.24†	2005 Incentive Award Plan, effective as of May 26, 2005.

10	.25†	Senior Executive Incentive Bonus Plan, effective as of May 26, 2005.

10	.26†	Stock Ownership and Retention Program, adopted May 26, 2005 and effective upon completion of this offering.

10	.27†	Employee Stock Purchase Plan, adopted May 26, 2005.

10	.28†	Directors’ Deferred Compensation Plan, effective as of June 30, 2005.

10	.29†	Employees’ Deferred Compensation Plan, effective as of June 30, 2005.

10	.30†	401(k) Plan, effective as of January 1, 2001, as amended.

10	.31††	Lender Agreement, dated as of December 19, 2000, between AmeriCredit Financial Services, Inc. and DealerTrack.com, Inc., as amended as of December 28, 2001, October 24, 2002 and April 1, 2004.

10	.32††	Lender Agreement, dated as of February 1, 2001, between Chase Manhattan Automotive Finance Corporation and DealerTrack.com, Inc., as amended as of December 28, 2001, May 10, 2002 and October 24, 2002.

10	.33††	Lender Agreement, dated as of April 13, 2001, between WFS Financial, Inc. and DealerTrack.com, Inc., as amended as of December 28, 2001 and October 24, 2002.

10	.34††	Lender Agreement, dated as of August 31, 2001, between Wells Fargo & Company and DealerTrack.com, Inc., as amended as of December 28, 2001, October 24, 2002 and May 7, 2003.

10	.35††	Lender Agreement, dated as of September 26, 2001, between Capital One Auto Finance and DealerTrack.com, Inc., as amended as of December 28, 2001, October 24, 2002, and June 25, 2004.

10	.36††	Lease Agreement, dated as of August 5, 2004, between i. Park Lake Success, LLC and DealerTrack, Inc.

Number		Description

10	.37††††	Lender Integration Support Agreement, dated as of September 1, 2005, between First American CMSI Inc. and DealerTrack, Inc.

21	.1†	List of Subsidiaries.

23	.1††††	Consent of Latham & Watkins LLP (included in Exhibit 5.1).

23.2		Consent of PricewaterhouseCoopers LLP.

23.3		Consent of PricewaterhouseCoopers LLP.

23.4		Consent of KPMG LLP.

23.5		Consent of PricewaterhouseCoopers LLP.
23.6		Consent of PricewaterhouseCoopers LLP.
23.7		Consent of PricewaterhouseCoopers LLP.
24	.1†,††	Powers of Attorney.

†	Incorporated by reference to our Registration Statement on Form S-1 (File No. 333-126944) filed July 28, 2005.

††	Incorporated by reference to Amendment No. 1 to our Registration Statement on Form S-1 (File No. 333-126944) filed September 22, 2005.

†††	Incorporated by reference to Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-126944) filed October 12, 2005.

††††	Incorporated by reference to Amendment No. 3 to our Registration Statement on Form S-1 (File No. 333-126944) filed October 24, 2005.

*	Filed herewith. Filed herewith. Supersedes Exhibit 1.1 filed with Amendment No. 2 to our Registration Statement on Form S-1 (File No. 333-126944) filed October 12, 2005.